Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Announces Leadership Change

MINNEAPOLIS, Nov. 20, 2012 (GLOBE NEWSWIRE) -- Urologix®, Inc. (ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced a leadership change. The company’s Chief Operating Officer Greg Fluet will become interim CEO following the decision of Stryker Warren jr. to retire as CEO and a member of the Company’s Board of Directors effective November 30, 2012.

Mr. Fluet joined the Company as its Executive Vice President and Chief Operating Officer in July 2008. Prior to joining Urologix, Mr. Fluet was an Associate at Sapient Capital Management, LLC, a venture capital firm focused on medical devices. In addition to his direct responsibilities as COO, Greg has been a key participant in the Company’s strategic planning process, recent financing transaction and business development activities, including the Prostiva transaction. “The correct strategy and Leadership Team are now in place to take advantage of our position as the clear market leader in the in-office space for the treatment of BPH,” stated Warren. “Urologix’ value proposition is meaningful to all our constituents: patient, physician and payor. I am confident that Greg has the skills to lead the Company during this transition period.”

Mr. Warren came out of retirement to join the Company as CEO in June 2008. He brought a 35 year track record as a health care services entrepreneur to the Company. He had previously been the President and CEO of Urology Healthcare Group whose wholly owned subsidiary, Urotech, remains Urologix’ largest customer. During his four year tenure as CEO, he revitalized the Company’s relationships with the urologic community, organized the original patient education initiatives which have become the principal driver of the Company’s growth strategy, built a strong leadership team to include the recruitment of Mr. Fluet and steered the Company through a difficult decline in the in-office BPH therapy market. Mr. Warren will provide transition services to the Company through March 29, 2013.

“Stryker provided the right leadership at a critical time in Urologix’ history. His urology relationships and commitment to patients and employees helped transform the Company,” said Mitchell Dann, Chairman. “Greg has been a key member of the executive team during Stryker’s tenure and the Board is confident he can lead the Company during this transition period. The Board has begun the process of looking for a permanent CEO.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families. The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms. Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696